Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)             Registration Statements (Form S-8 No. 333-171971) of ABB Ltd pertaining to the Baldor Electric Company 2006 Equity Incentive Plan and Baldor Electric Company 1994 Incentive Stock Plan, and

2)             Registration Statements (Form S-8 No. 333-129271) of ABB Ltd pertaining to the ABB Employees Share Acquisition Plan – U.S. Share Acquisition Sub-Plan of ABB Ltd

of our reports dated March 17, 2011, with respect to the consolidated financial statements of ABB Ltd and the effectiveness of internal control over financial reporting of ABB Ltd included in its Annual Report (Form 20-F) for the year ended December 31, 2010.

/s/ Ernst & Young AG

Zürich, Switzerland

March 17, 2011